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                EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

          LIBERTY PROPERTY TRUST / LIBERTY PROPERTY LIMITED PARTNERSHIP
                   (AMOUNTS IN THOUSANDS EXCEPT RATIO AMOUNTS)

                                                              YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                2003       2002       2001       2000       1999
                                              --------   --------   --------   --------   --------
Earnings before fixed charges:
Income from continuing operations             $170,243   $171,504   $183,343   $179,617   $154,107
Add: Interest expense                          119,894    112,046    105,917    102,661     93,121
     Depreciation expense on cap'd interest      3,140      2,944      2,311      1,809      1,396
     Amortization of deferred
       financing costs                           4,013      3,979      4,015      4,066      4,951
                                              --------   --------   --------   --------   --------

Earnings before fixed charges                 $297,290   $290,473   $295,586   $288,153   $253,575
                                              ========   ========   ========   ========   ========

Fixed charges:
Interest expense                               119,894    112,646    108,859    104,793     95,243
Amortization of deferred financing charges       4,013      3,979      4,015      4,066      4,951
Capitalized interest                            10,947     16,498     22,347     17,784     15,288
                                              --------   --------   --------   --------   --------

Fixed charges                                 $134,854   $133,123   $135,221   $126,643   $115,482
                                              --------   --------   --------   --------   --------

Preferred share distributions                        -      7,242     11,000     11,000     11,000
Preferred unit distributions                    12,416     11,619     10,612     10,070      3,783
                                              --------   --------   --------   --------   --------

Combined fixed charges                        $147,270   $151,984   $156,833   $147,713   $130,265
                                              ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                2.20       2.18       2.19       2.28       2.20
                                              ========   ========   ========   ========   ========

Ratio of earnings to combined fixed charges       2.02       1.91       1.88       1.95       1.95
                                              ========   ========   ========   ========   ========

Certain amounts from prior periods have been restated to conform to current-period presentation.